EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Manager of Investor Relations
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2012
Revenue of $102.1 Million
Gross Profit Margin of 48.3 Percent of Revenue
EPS of 45 Cents, Including 7 Cent Adverse Effect from Fees Related to Proposed Leveraged Recapitalization
New Capital Management Initiative Announced in December

AURORA, IL, January 26, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2012, which ended December 31, 2011.

Total revenue during the first fiscal quarter was $102.1 million, which reflects a decrease of 10.6 percent compared to the same quarter last year and a decrease of 6.9 percent compared to the prior quarter primarily due to continued soft semiconductor industry demand.  The company achieved a gross profit margin of 48.3 percent of revenue in the first fiscal quarter and diluted earnings per share of $0.45.  Earnings per share for the quarter include an adverse impact of approximately $0.07 per share related to professional fees associated with the company’s previously announced proposed leveraged recapitalization with a special cash dividend.  The company’s balance sheet reflects a cash balance of $293.6 million as of December 31, 2011.

“We begin fiscal 2012 with solid financial results despite continued softness within the industry,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “As we expect current industry conditions to persist in the near term, we are managing our business activities accordingly, as reflected by our profitability this quarter, and we will continue to focus on implementing our strategies to strengthen and grow our core CMP consumables business and advance our Engineered Surface Finishes business.”
Mr. Noglows continued, “We believe our flexible business model, strong cash flow and global infrastructure assist us in weathering soft demand environments and excelling in stronger markets.  As a result, we are able to return value to our shareholders, as demonstrated by the new capital management initiative we announced in December 2011.  This initiative includes a proposed leveraged recapitalization of our company with a special cash dividend of $15 per share, or approximately $345 million in total, which we expect to pay during our second fiscal quarter, contingent upon arranging financing acceptable to us, as well as an increase to $150 million in authority under our share repurchase program.  We intend to continue to pursue our growth and investment strategies, as we implement our new capital management initiative.”

Key Financial Information

Total first fiscal quarter revenue of $102.1 million represents a 10.6 percent decrease from the $114.2 million reported in the same quarter last year and a 6.9 percent decrease from $109.7 million last quarter.  The company believes that the decrease in revenue from the same quarter last year and the prior quarter primarily reflect soft demand within the global semiconductor industry.

Gross profit, expressed as a percentage of revenue, was 48.3 percent this quarter, which is slightly above the company’s guidance range of 46 to 48 percent of revenue for the full fiscal year.  This is lower than the 50.3 percent reported in the same quarter a year ago and higher than 46.4 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to lower production volumes and selective price reductions, partially offset by lower variable manufacturing costs.  The increase in gross profit percentage versus the previous quarter was primarily due to lower variable and fixed manufacturing costs, and a higher valued product mix, partially offset by lower production volumes.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $34.0 million in the first fiscal quarter, including professional fees of approximately $2.4 million related to the company’s new capital management initiative.  Operating expenses were $1.0 million higher than the $33.0 million reported in the same quarter a year ago, driven primarily by the higher professional fees, partially offset by lower staffing related expenses.  Operating expenses were $0.1 million lower than the $34.1 million reported in the previous quarter.

Net income for the quarter was $10.4 million, or 36.8 percent lower than the $16.5 million reported in the same quarter last year primarily due to soft demand within the global semiconductor industry and a lower gross profit margin.  Compared to $9.3 million in the previous quarter, net income was up 12.1 percent due to a lower effective tax rate, higher gross profit margin and foreign exchange gains included in other income, partially offset by the adverse effect of lower revenue.

Diluted earnings per share were $0.45 this quarter, including an adverse impact of approximately $0.07 as a result of professional fees related to the company’s new capital management initiative.  This is down from $0.71 reported in the first quarter of fiscal 2011 and up from $0.40 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 788-0540.  Callers outside the U.S. can dial (857) 350-1678.  The conference code for the call is 14154096.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  whether the conditions to the proposed recapitalization transaction, including the declaration and payment of the special cash dividend, will be satisfied, including whether the company will obtain debt financing under terms and conditions acceptable to the company; whether the recapitalization transaction will occur on the terms described in the company’s filings or at all, and the timing of any such recapitalization transaction; future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related availability and terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see “Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2011	2011	2010

Revenue	$102,122	$109,731	$114,205

Cost of goods sold	52,843	58,814	56,774

Gross profit	49,279	50,917	57,431

Operating expenses:

Research, development & technical	13,755	14,687	13,856

Selling & marketing	7,336	7,702	7,480

General & administrative	12,901	11,677	11,676

Total operating expenses	33,992	34,066	33,012

Operating income	15,287	16,851	24,419

Other income (expense), net	65	(873)	(935)

Income before income taxes	15,352	15,978	23,484

Provision for income taxes	4,937	6,689	6,992

Net income	$10,415	$9,289	$16,492

Basic earnings per share	$0.46	$0.41	$0.73

Weighted average basic shares outstanding	22,508	22,816	22,710

Diluted earnings per share	$0.45	$0.40	$0.71

Weighted average diluted shares outstanding	22,926	23,191	23,131

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2011	2011
ASSETS:

Current assets:
Cash and cash equivalents	$293,628	$302,546
Accounts receivable, net	50,432	52,747
Inventories, net	57,747	56,128
Other current assets	13,704	18,984
Total current assets	415,511	430,405

Property, plant and equipment, net	129,783	130,791
Other long-term assets	67,978	67,033
Total assets	$613,272	$628,229

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$19,434	$22,436
Capital lease obligations	9	10
Accrued expenses and other current liabilities	19,499	33,104
Total current liabilities	38,942	55,550

Capital lease obligations, net of current portion	-	2
Other long-term liabilities	6,757	6,323
Total liabilities	45,699	61,875

Stockholders' equity	567,573	566,354
Total liabilities and stockholders' equity	$613,272	$628,229